EXHIBIT 99.1

June 28, 2017

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION REPORTS FINANCIAL RESULTS FOR FISCAL 2017 AND ANNOUNCES FURTHER DEVELOPMENT OF PROPERTIES

MIDLAND, TX – 06/28/2017 – Mexco Energy Corporation (NYSE Market: MXC) reported results on its Annual Report on Form 10-K to the Securities and Exchange Commission (“SEC”) for the fiscal year ended March 31, 2017.

The Company reported a net loss of $694,553 or ($.34) per diluted share, for fiscal year 2017, a decrease from a net loss of $3,979,685, or ($1.95) per diluted share, for fiscal 2016.

Operating revenues in fiscal 2017 were $2,525,363, an increase of 4% when compared to fiscal 2016 operating revenues of $2,421,792. This is the result of a 6.5% increase in oil prices and a 20% increase in gas prices offset by an 11% decrease in oil production and a 13% decrease in natural gas production.

The Company reported an operating loss of $3,454 for the quarter ending March 31, 2017, the Company’s fourth quarter of fiscal 2017, a decrease in loss from the comparable quarter of fiscal 2016. Operating revenues in the fourth quarter were $684,204 compared to $445,484 for the same quarter in fiscal 2016, an increase of 54%. This is primarily the result of increased oil and natural gas prices.

The Company’s estimated present value of proved reserves at March 31, 2017 was approximately $25 million based on estimated future net revenues discounted at 10% per annum, pricing and other assumptions set forth in “Item2 – Properties” of the Company’s Form 10-K, an increase of 57% as compared to the same at March 31, 2016. The Company’s estimated proved oil reserves at March 31, 2017 increased 96% to 2.124 million barrels of oil and natural gas liquids, and natural gas reserves increased 15% to 6.681 billion cubic feet over the prior fiscal year. For fiscal 2017, oil constituted approximately 66% of the Company’s total proved reserves and approximately 65% of the Company’s revenues.

After fiscal 2017, Mexco sold certain non-core properties resulting in a reduction in bank indebtedness to $2,475,500 as of June 27, 2017.

In addition to an indeterminate number of wells to be drilled by other operators on Mexco’s royalty interests, the Company currently expects to participate in the drilling and completion of approximately 27 horizontal wells, at an estimated aggregate cost of approximately $1,100,000 for the fiscal year ended March 31, 2018, of which approximately $200,000 has been expended to date. The operators of these wells include Apache Corporation, Bold Energy III, LLC, Concho Resources, Inc., Mewbourne Oil Company, XTO Energy, Inc. and others.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2017. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	March 31, 2017	March 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$73,451	$34,013
Accounts receivable:
Oil and gas sales	381,414	248,145
Trade	13,744	29,880
Prepaid costs and expenses	36,325	43,284
Total current assets	504,934	355,322

Property and equipment, at cost
Oil and gas properties, using the full cost method	37,640,096	40,365,197
Other	107,484	107,484
Accumulated depreciation, depletion and amortization	(25,572,606)	(24,395,184)
Property and equipment, net	12,174,974	16,077,497

Other noncurrent assets	28,157	34,441
Total assets	$12,708,065	$16,467,260

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$137,259	$332,172

Long-term debt	2,900,000	5,580,000
Asset retirement obligations	968,484	1,211,077
Total liabilities	4,005,743	7,123,249

Commitments and contingencies

Stockholders’ equity
Preferred stock - $1.00 par value; 10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized; 2,104,266 shares issued and 2,037,266 shares outstanding as of March 31, 2017 and 2016, respectively	1,052,133	1,052,133
Additional paid-in capital	7,244,848	7,191,984
Retained earnings	751,342	1,445,895
Treasury stock, at cost (67,000 shares)	(346,001)	(346,001)
Total stockholders’ equity	8,702,322	9,344,011
	$12,708,065	$16,467,260

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
Year ended March 31,

	2017	2016	2015
Operating revenues:
Oil and gas	$2,337,222	$2,383,950	$3,336,826
Other	188,141	37,842	53,179
Total operating revenues	2,525,363	2,421,792	3,390,005

Operating expenses:
Production	878,458	1,144,061	1,300,820
Accretion of asset retirement obligation	35,743	35,155	27,932
Impairment of long-lived assets	-	2,984,410	-
Depreciation, depletion and amortization	1,177,422	1,572,738	1,362,862
General and administrative	976,392	1,155,183	1,239,750
Total operating expenses	3,068,015	6,891,547	3,931,364

Operating loss	(542,652)	(4,469,755)	(541,359)

Other income (expenses):
Interest income	225	575	45
Interest expense	(152,126)	(171,375)	(99,240)
Gain on derivative instruments	-	-	102,069
Net other (expense) income	(151,901)	(170,800)	2,874

Loss before provision for income taxes	(694,553)	(4,640,555)	(538,485)

Income tax benefit:
Deferred	-	(660,870)	(197,499)

Net loss	$(694,553)	$(3,979,685)	$(340,986)

Loss per common share:
Basic:	$(0.34)	$(1.95)	$(0.17)
Diluted:	$(0.34)	$(1.95)	$(0.17)

Weighted average common shares outstanding:
Basic:	2,037,266	2,037,266	2,038,250
Diluted:	2,037,266	2,037,266	2,038,250